Filed pursuant to Rule 424(b)(3)
                                 Registration Nos. 33-67390 and
                                                    33-67390-01



                   MARCUS CABLE COMPANY, L.P.
                MARCUS CABLE CAPITAL CORPORATION

                    Supplement to Prospectus
            Dated April 16, 1997, as supplemented by
Prospectus Supplements Dated May 15, 1997, August 14, 1997, November 14, 1997, March 9, 1998, March 10, 1998, March 30, 1998, April 1, 1998, April 2, 1998
                         and April 7, 1998

         The date of this Supplement is April 16, 1998

On April 16, 1998, Marcus Cable Company, L.P. filed the attached Form 8-K discussing the Company's definitive agreement to sell certain cable television assets located in Illinois.



                SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   APRIL 16, 1998


                   MARCUS CABLE COMPANY, L.P.
              MARCUS CABLE OPERATING COMPANY, L.P.
                MARCUS CABLE CAPITAL CORPORATION
              MARCUS CABLE CAPITAL CORPORATION II
              MARCUS CABLE CAPITAL CORPORATION III
   (Exact name of registrants as specified in their charters)


DELAWARE           33-81088 & 33-67390 & 33-93808     75-2337471
DELAWARE                 33-81088-01                  75-2495706
DELAWARE                 33-67390-01                  75-2546077
DELAWARE                 33-81088-02                  75-2546713
DELAWARE                 33-93808-01                  75-2599586
(State or other   (Commission File Number)         (I.R.S. Employer
jurisdiction of                                   Identification No.)
incorporation or
organization)


     2911 TURTLE CREEK BOULEVARD, SUITE 1300
               DALLAS, TEXAS                               75219-6257
          (Address of principal executive offices)         (Zip Code)

                         (214) 521-7898
      (Registrants' telephone number, including area code)





                          Page 1 of 8
                  Index to Exhibits on Page 7

ITEM 5.  OTHER EVENTS.

     On April 16, 1998, Marcus Cable Company, L.P. announced that it has entered into a definitive agreement with Triax Midwest Associates, L.P. to sell cable television assets located in
Illinois.   For information regarding this transaction, reference
is made to the press release attached hereto as Exhibit 20.1

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

     20.1      Press Release dated April 16, 1998.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

               MARCUS CABLE COMPANY, L.P.
               (Registrant)

               By:  Marcus Cable Properties, L.P., its general
                    partner,

                    By:  Marcus Cable Properties, Inc., its general
                         partner,

April 16, 1998           By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer
                              and Sole Director of Marcus Cable
                              Properties, Inc.(Principal Executive
                              Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Properties, Inc. (Principal Financial
                              Officer)

                         By:  /s/ John P. Klingstedt, Jr.
                              John P. Klingstedt, Jr.
                         Its: Senior Vice President and Controller
                              of Marcus Cable Properties, Inc.
                              (Principal Accounting Officer)

                MARCUS CABLE OPERATING COMPANY, L.P.
               (Registrant)

               By:  Marcus Cable Company, L.P., its general
                    partner,

                    By:  Marcus Cable Properties, L.P., its general
                         partner,

                         By:  Marcus Cable Properties, Inc., its
                              general partner,

April 16, 1998           By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer and
                              Sole Director of Marcus Cable
                              Properties, Inc. (Principal Executive
                              Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Properties, Inc. (Principal Financial
                              Officer)

                         By:  /s/ John P. Klingstedt, Jr.
                              John P. Klingstedt, Jr.
                         Its: Senior Vice President and Controller
                              of Marcus Cable Properties, Inc.
                              (Principal Accounting Officer)

                    MARCUS CABLE CAPITAL CORPORATION
                    (Registrant)

April 16, 1998           By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer and
                              Sole Director of Marcus Cable Capital
                              Corporation (Principal Executive
                              Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Capital Corporation (Principal
                              Financial Officer)

                         By:  /s/ John P. Klingstedt, Jr.
                              John P. Klingstedt, Jr.
                         Its: Senior Vice President and Controller
                              of Marcus Cable Capital Corporation
                              (Principal Accounting Officer)

                    MARCUS CABLE CAPITAL CORPORATION II
                    (Registrant)

April 16, 1998           By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer and
                              Sole Director of Marcus Cable Capital
                              Corporation II (Principal Executive
                              Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Capital Corporation II (Principal
                              Financial Officer)

                         By:  /s/ John P. Klingstedt, Jr.
                              John P. Klingstedt, Jr.
                         Its: Senior Vice President and Controller
                              of Marcus Cable Capital Corporation II
                              (Principal Accounting Officer)

                    MARCUS CABLE CAPITAL CORPORATION III
                    (Registrant)

April 16, 1998           By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer and
                              Sole Director of Marcus Cable Capital
                              Corporation III (Principal Executive
                              Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Capital Corporation III (Principal
                              Financial Officer)

                         By:  /s/ John P. Klingstedt, Jr.
                              John P. Klingstedt, Jr.
                         Its: Senior Vice President and Controller
                              of Marcus Cable Capital Corporation
                              III (Principal Accounting  Officer)

                         INDEX TO EXHIBITS

Exhibit                                                           Page
Number    Description                                            Number
20.1      Press Release dated April 16, 1998                        8


                                                       Exhibit 20.1

FOR IMMEDIATE RELEASE
APRIL 16, 1998

MARCUS:                             TRIAX:
   CONTACT:  Chad E. Coben             CONTACT:  Jay R. Busch
   PHONE:  (214) 521-7898              PHONE:  (303) 333-2424


         MARCUS CABLE TO SELL NON-STRATEGIC CABLE SYSTEMS
                       IN ILLINOIS TO TRIAX

Dallas, TX.---In connection with its previously announced strategy of divesting certain non-clustered cable television systems, Marcus Cable Company, L.P. announced today that it has entered into a definitive agreement with Triax Midwest Associates, L.P. to sell cable television assets located in Illinois, serving approximately 32,500 customers from five headends.

The systems operate as two distinct clusters within the state of Illinois. The Ottawa cluster, located approximately two hours southwest of Chicago, serves approximately 24,000 customers in the communities of Bruce, Dayton, Dwight, Eagle, Kangley, Marseilles, Naplate, Otter Creek, Ottawa, Pontiac, Reading and Streator from four 330 and 400 MHz headends. The Jacksonville system, located approximately one hour north of St. Louis, serves approximately 8,500 customers in the communities of Jacksonville and South Jacksonville, from a single 550 MHz headend.

In commenting on the sale, Jeffrey A. Marcus, Chairman and CEO said, "This agreement represents the last of our previously announced divestitures of non-strategic assets. In aggregate, we will have received $405.5 million in gross proceeds from this process. The funds from the sale of these systems will be reinvested in our company through the repayment of debt and the investment in the infrastructure of our systems. Triax has a significant presence in the state of Illinois and currently operates in many of the communities surrounding these systems. With Triax's commitment to the state of Illinois, I am confident that our customers will continue to be well served under the management of Triax."

Waller Capital is representing Marcus Cable in the sale of its non-strategic systems. The transaction is subject to regulatory approval and the closing is expected to occur in the third quarter of 1998.

Marcus Cable is principally engaged in the management and operation of domestic wired telecommunications networks, including cable television systems, distance education networks and internet services. It is currently the nation's tenth largest cable operator serving over
1.2 million customers in 18 states. On April 6, 1998 Marcus announced that it had entered into an agreement with Microsoft co-founder Paul
G. Allen to sell all of the limited partnership interests in the company. Through his investment, Allen becomes a full partner in Marcus Cable and will take an active role in the strategic direction of the company. More information on Marcus Cable can be found on the company's website on the internet at www.marcuscable.com. Additional information on Paul Allen can be found on his website on the internet at www.paulallen.com.

                                 8
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